UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

CNS RESPONSE, INC.

(Name of Registrant as Specified In Its Charter)

Leonard J. Brandt

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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I am assisting Michael Tippie, a shareholder and former key manager at CNS Response, in distributing a letter meant for shareholders. It appears below. This will be posted on my web site at http://www.leonardjbrandt.com/proxy along with other letters received.  For your convenience a proxy card is also attached.

Len Brandt
cell:  612. 384.6362
fax:  949. 743.2785
email:  LenJBrandt@gmail.com

Sept 3, 2009

Shareholders of CNS Response:

I served as the VP Business Development for CNS Response from 2005 to 2007.  I helped Len raise the money in the public financing with Brean, Murray in 2007.  I have known Len for many years and first worked under him as an Associate at Norwest Venture Capital from 1989-1991.  I have great respect for Len’s capabilities, creativity and ability to monetize early-stage life science opportunities.

I was charged with the responsibility of identifying the opportunities in using rEEG and the rEEG database to determine new uses for existing, approved drugs both individually as well as in combination and in laying the groundwork for and attempting to commercialize these opportunities.   I have extensive prior pharmaceutical and biotechnology business development experience, and have done deals with 14 out of the top 20 pharma companies previously.  I worked very closely with Len in identifying and pursuing the therapeutic opportunities at CNS Response.  To the best of my knowledge, he is the only one in the company with detailed knowledge of the therapeutic opportunities, the relevant relationships in pharma as well as the prior experience base to be able to extract value for CNS Response shareholders via corporate partnerships in this area.  In addition, Len has significant talents in being able to sell a vision, and that will be a necessary element of a strategic pharma alliance for the company at this stage.

The randomized, double-blind, active-controlled trial of rEEG is the component that we needed to move potential pharmaceutical partner’s interest to action.  Now that that study is about to be announced, presuming the results are positive, the opportunity to commercialize the therapeutic opportunity in rEEG is at hand.  I can think of few people better suited to commercialize this opportunity than Len Brandt.  And it is an extraordinarily large opportunity for the company, perhaps dwarfing the opportunity, in the near term at least, on the service side.

I hope this is of some use to you as you deliberate about the future of CNS Response.

Feel free to call me for clarification.

Best regards,

Michael Tippie
VP, Business Development
Eureka Genomics
750 Alfred Nobel Dr.
Hercules, CA  94547
510-964-0461
425-830-5805 (cell)
425-412-3891 (home)
www.eurekagenomics.com

The following important information is being provided for your benefit about the uncompensated stockholder of CNS Response, Inc, who wrote the attached correspondence in support of Leonard J. Brandt sent by email to you.

Michael Tippie serves as VP Business Development of Eureka Genomics, a gene sequencing company located at 750 Alfred Nobel Drive, Hercules, CA 94547. Mr. Tippie beneficially owns 122,121 shares of Common Stock and has no transactions in the Common Stock within the past two years.

None of the persons whose letters have been distributed by Leonard J. Brandt in his solicitation of proxies for the Special Meeting of Stockholders on September 4, 2009 at 1 pm EDT (i) was compensated by Leonard J. Brandt for writing such correspondence or otherwise, (ii) is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of CNS Response, Inc., (iii) has any arrangement or understanding with any person—(A) with respect to any future employment by CNS Response, Inc. or its affiliates; or (B) with respect to any future transactions to which CNS Response, Inc. or any of its affiliates will or may be a party, or (iv) is a party to (A) an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected or (B) any transaction, since the beginning of the CNS Response, Inc.’s last fiscal year, or any currently proposed transaction, in which CNS Response, Inc. was or is to be a participant and the amount involved exceeds $120,000.